Exhibit (d)(5)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of _June 10_________, 2013 by and between RiverFront Investment Group, LLC, a Delaware limited liability company (“Sub-Adviser”) and the ALPS ETF Trust, a Delaware Statutory trust (the “Trust”), on behalf of the RiverFront Strategic Income Fund (the “Fund”).

WHEREAS, Sub-Adviser is registered as an investment adviser under Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Board of Trustees of the Trust (collectively, the “Trustees,” and each member individually, a “Trustee”) desire to retain Sub-Adviser to render investment advisory and other services to the series of the Trust listed on Appendix A hereto, as such Appendix A may be amended from time to time (each, a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, the Trust and Sub-Adviser agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

The Trust hereby appoints Sub-Adviser to act as the investment adviser for each Fund, subject to the supervision and oversight of the ALPS Advisors, Inc. (“Adviser”) and the Trustees, and in accordance with the terms and conditions of this Agreement. Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as authorized in this Agreement or another writing by the Trust, the Adviser and Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided, commencing on the effective date of this Agreement or Appendix A, whichever is later, in conformity with applicable laws and regulations, including, but not limited to, the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Advisers Act and in accordance with each Fund’s investment objectives, policies and restrictions as stated in the Trust’s Trust Instrument, By‑Laws and Compliance Manual and in each Fund’s Prospectus and Statement of Additional Information (“SAI”), as from time to time in effect.

3.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

A.          Subject to the oversight and supervision of the Trustees as investment adviser to each Fund Sub-Adviser will coordinate the investment and reinvestment of the assets of the each Fund, and determine the composition of the each Fund, subject always to the supervision and control of the Adviser and Trustees.

B.          As part of the services it will provide hereunder, Sub-Adviser will do the following for each Fund:

 (i) Scope of Authority. Subject to supervision by the Adviser and Trustees, Sub-Adviser will provide a continuous investment program for each Fund and determine what securities and other investments will be purchased, retained, sold by the Fund and what portion of such assets will be invested or held uninvested as cash. Sub-Adviser will exercise discretion and act for each Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(ii) Exercise of Rights. Unless and until otherwise agreed to by the Adviser or Trustees, the Sub-Adviser shall be responsible for exercising all rights of security holders with respect to securities in each Fund, including, but not limited to, voting proxies, and the Adviser shall have no such responsibilities.

(iii) Securities Lending Activity. To the extent that any Fund engages in securities lending, Sub-Adviser shall provide the following services with respect to securities lending activities: (i) assist the securities lending agent for each such Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with Sub-Adviser’s instructions and in accordance with applicable procedures and guidelines adopted by the Trustees, (iii) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Trustees with respect to securities lending activities, (iv) respond to Agent inquiries concerning Agent’s activities, and (v) such other related duties as may be necessary or appropriate.

(iv) Selection of Broker-Dealers and Execution of Transactions. To the extent that transactions are effected in the Fund, Sub-Adviser shall be responsible for effecting such transactions and selecting brokers or dealers to execute such transactions for the Fund. In the selection of brokers or dealers (which may include brokers or dealers affiliated with Sub-Adviser) and the placement of orders for the purchase and sale of portfolio investments for the Fund, Sub-Adviser shall use its best efforts to obtain the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below. In using its best efforts to obtain the best execution available, Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer. Subject to such policies as the Trustees may determine, Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage or research services to Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of Sub-Adviser as to which Sub-Adviser exercises investment discretion. The Trust hereby agrees that any entity or person associated with Sub-Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation for such transactions.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, to the extent permitted by applicable laws and regulations, the Sub-Adviser may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. The Sub-Adviser is a fiduciary to other clients, some of which have the same or similar investment objectives and will hold the same or similar investments as a Fund. Further, notwithstanding the sameness or similarity of the investment objectives and/or investments of a Fund relative to those of another client of Sub-Adviser, the Sub-Adviser may give advice and take action in the performance of its duties with respect to other clients that may differ from the advice given, or the timing or nature of actions taken, with respect to the Fund.

(v) Reports. Sub-Adviser shall keep the Trustees and the Adviser fully informed in writing on an ongoing basis of all material facts concerning the investment and reinvestment of the Fund, as well as the Sub-Adviser and its key personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees, and attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing.

(vi)            Fair Valuation. In accordance with procedures and methods established by the Trustees, which may be amended from time to time, Sub-Adviser shall provide assistance in determining the fair value of all securities and other investments/assets in the Fund, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of Sub-Adviser for each security or other investment/asset in the Fund for which market prices are not readily available.

C.         In furnishing services hereunder, Sub-Adviser agrees and acknowledges the following:

(i) Facilities and Personnel. Sub-Adviser shall provide all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for Sub-Adviser to faithfully perform its duties under this Agreement. In addition, Sub-Adviser shall provide all administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of Sub-Adviser’s duties under this Agreement.

(ii) Cooperation with Trust Agents. Sub-Adviser shall cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, any Trust custodian or foreign sub-custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(iii) Communications with other Advisers. Except as provided herein, Sub-Adviser shall not consult with any other adviser to (i) a Fund, (ii) any other series of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of a Fund in securities or other assets. This limitation shall not prohibit Sub-Adviser from consulting with the Adviser of a Fund.

4.	COMPENSATION OF SUB-ADVISER

For its services performed hereunder, the Trust will pay Sub-Adviser with respect to the Allocated Portion of a Fund the compensation specified in Appendix A to this Agreement. Such compensation shall be paid to Sub-Adviser by the Trust quarterly; however, the Trust will calculate this charge on the average daily net asset value of the Allocated Portion and accrue it on a daily basis. If this Agreement becomes effective or terminates with respect to a Fund before the end of any quarter, the fee for the period from the effective date to the end of the quarter or from the beginning of the quarter to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full quarter in which such effectiveness or termination occurs.

5.	NON-EXCLUSIVITY

The services of Sub-Adviser to the Funds and the Trust are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, so long as the services provided hereunder by Sub-Adviser are not impaired. It is understood and agreed that the directors, officers, and employees of Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

6.	LIMITATIONS ON LIABILITY; INDEMNIFICATION

A. Sub-Adviser. Sub-Adviser will exercise its best judgment in rendering its services to the Trust, and the Trust agrees, as an inducement to Sub-Adviser’s undertaking to do so that, except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Trust as a result of any error of judgment or mistake of law by Sub-Adviser or its Affiliates with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of Sub-Adviser or its Affiliates for, and Sub-Adviser shall indemnify and hold harmless the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “ Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact known to Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished directly or indirectly to the Trust by Sub-Adviser for use therein.

The assets of the Funds will be maintained in the custody of a custodian. Sub-Adviser will not have custody of any securities, cash or other assets of the Funds and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of Sub-Adviser.

B. Trustees and Shareholders. The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one series, the obligations hereunder shall be limited to the respective assets of that series. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Funds, nor from the Trustees or any individual Trustee of the Trust.

C. Consequential Damages. Neither party shall be liable to the other party for consequential damages under any provision of this Agreement.

7.	BOOKS AND RECORDS

Sub-Adviser will maintain all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by Sub-Adviser free from any claim or retention of rights therein, provided that Sub-Adviser may retain any such records that are required by law or regulation. The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

8.	DURATION OF AGREEMENT

With respect to each Fund, this Agreement shall become effective upon the date indicated above or in Appendix A, provided that this Agreement shall not take effect unless it has been approved: (i) by a vote of a majority of those Trustees who are not “interested persons” (as defined in the Investment Company Act) (“Independent Trustees”) of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of such Fund’s outstanding securities. The Agreement will continue in effect two years from the date of its effectiveness and may be continued for successive annual periods thereafter so long as such continuance is specifically approved at least annually either by (i) the Trustees or (ii) by the vote, as appropriate, of either a majority of the outstanding voting securities of the Trust or a majority of the outstanding voting securities of any affected Fund.

9.	AMENDMENTS TO THE AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Fund shall be effective until approved by the Trustees and such Fund shareholders to the extent required by the Investment Company Act.

10.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, (i) immediately by a vote of the Trustees, including a majority of the Independent Trustees, (ii) by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Sub-Adviser, or (iii) by the Sub-Adviser, on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

11.	REPRESENTATIONS OF SUB-ADVISER

A. Sub-Adviser will notify the Trust if it fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B. Sub-Adviser will notify the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or involving Section 9 of the Investment Company Act; and/or

C. Sub-Adviser will notify the Trust if a change in control or management of Sub-Adviser is anticipated. Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

13.	NAMING RIGHTS

The parties agree that the name of Sub-Adviser, the names of any affiliates of Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of Sub-Adviser and its affiliates. The Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Trust agrees that it will review with Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that Sub-Adviser may review the context in which it is referred to.

14.	FORCE MAJEURE

Sub-Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Sub-Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act unless otherwise stated herein. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	INTERPRETATION

Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Instrument or By‑Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust.

18.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to advisory services to be provided to the Funds.

20.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Adviser, Trust and Sub-Adviser by registered or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered in accordance with this paragraph.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS ETF TRUST ON BEHALF OF THE RIVERFRONT STRATEGIC INCOME FUND		RIVERFRONT INVESTMENT GROUP, LLC

By:	/s/ Thomas A. Carter	By:	/s/ Peter J. Quinn, Jr.
Name:	Thomas A. Carter	Name:	Peter J. Quinn, Jr.
Title:	President	Title:	President & COO

APPENDIX A
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT

Management Fee
Fund	Fee
RiverFront Strategic Income ETF	24%